Exhibit 99.4

An important milestone for QIAGEN

Team,

Today marks an important milestone for QIAGEN.

We announced an agreement for QIAGEN to be acquired by EQT Private Equity, a global investment organization with deep healthcare and life sciences experience.

Our Supervisory Board and Managing Board reached this decision after a comprehensive review of QIAGEN’s options and discussions with strategic and financial parties. They unanimously concluded that this transaction is the best path forward for QIAGEN.

QIAGEN will continue to be QIAGEN. Once the transaction has been completed, we will continue under the QIAGEN name and brand.

For me, the important question is what this transaction can make possible for QIAGEN.

Since joining QIAGEN, I have spent a lot of time with our people and customers. I have seen firsthand the quality of our technologies, the strength of our customer relationships and the talented people across this company. I also see clear opportunities to build on those strengths.

What gives me confidence about this next chapter is that EQT shares our belief in QIAGEN’s long-term potential and the importance of investing to realize our full potential.

Looking ahead, private ownership can give us a longer-term focus that better matches the needs of our business. It can give us greater flexibility to invest in the opportunities that matter most, move faster, do more for customers and grow QIAGEN over the long term.

Growth can also create more opportunities for our people to take on bigger challenges, develop their careers, lead and help shape the future of QIAGEN.

The transaction is expected to close in mid-2027, subject to the offer conditions and required regulatory approvals.

For everyone at QIAGEN, nothing changes today in how we work because of this announcement.

Our commitment to customers, quality standards, regulatory responsibilities and ways of working also stay the same. Our focus is clear: serve customers, launch new products, make good decisions and keep improving the business.

Our ownership may change, but our motivation for what we do every day remains strong: Making Improvements in Life Possible.

I know you will have questions. You will receive invitations for town halls in the coming days, and you can find the latest updates and FAQs on our QIAverse hub.

QIAGEN GmbH | QIAGEN Str. 1 | 40724 Hilden | Germany | Managing Directors: Jonathan M. Pratt, Roland Sackers, Antonio M. Santos Commercial Register Düsseldorf (HRB 45822) | USt-IDNr./VAT no.: DE121386819	1/5

Thank you for everything you are doing for QIAGEN.

Let’s keep moving.

Jon, on behalf of the Executive Committee

Forward-looking statements

Certain statements contained in this communication may be considered forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended (“Securities Act”), and Section 21E of the U.S. Securities Exchange Act of 1934, as amended. These statements can be identified by the use of forward-looking terminology such as “believe”, “hope”, “plan”, “intend”, “seek”, “may”, “will”, “could”, “should”, “would”, “expect”, “anticipate”, “estimate”, “continue”, “target” or other similar words. To the extent that any of the statements contained herein relating to QIAGEN N.V.’s (“QIAGEN”) products, timing for launch and development, marketing and/or regulatory approvals, financial and operational outlook, growth and expansion, acquisitions, collaborations, markets, strategy or operating results, including without limitation its expected net sales, net sales of particular products, net sales in particular geographies, adjusted net sales, expansion of adjusted operating income margin, returns to shareholders, progressive dividend payments, product portfolio management, product launches (including anticipated launches of our sequencing solutions, testing platforms, panels and systems), leveraging AI technology, improvements in operating and financial leverage, currency movements against the U.S. dollar, plans for investment in our portfolio and share repurchase commitments, our expectations relating to our adjusted tax rate, debt maturity and repayment, our ability to grow adjusted earnings per share at a greater rate than sales, our ability to improve operating efficiencies and maintain disciplined capital allocation, are forward-looking, such statements are based on current expectations and assumptions that involve a number of uncertainties and risks. These include, but are not limited to, risks associated with our dependence on the development and success of new products; management of growth and expansion of operations (including the effects of currency fluctuations, tariffs, tax laws, regulatory processes and supply chain dependencies); variability of operating results; integration of acquired businesses; changes in relationships with customers, suppliers and strategic partners; competition; rapid or unexpected changes in technologies; fluctuations in demand for QIAGEN’s products (including fluctuations due to general economic conditions, the level and timing of customers’ funding, budgets and other factors, including delays or limits in the amount of reimbursement approvals or public health funding); our ability to obtain and maintain product regulatory approvals; difficulties in successfully adapting QIAGEN’s products to integrated solutions and producing such products; the ability of QIAGEN to identify and develop new products and to differentiate and protect our products from competitors’ products; market acceptance of new products and the integration of acquired technologies and businesses; actions of governments, global or regional economic developments, including inflation and changing interest rates, weather or transportation delays, natural disasters, cyber security breaches, political or public health crises and the resulting impact on the demand for our products and other aspects of our business, or other force majeure events; litigation risk, including patent litigation and product liability; debt service obligations; volatility in the public trading price of our common shares; as well as the possibility that expected benefits related to recent or pending acquisitions may not materialize as expected; and the other factors discussed under the heading “Risk Factors”

QIAGEN GmbH | QIAGEN Str. 1 | 40724 Hilden | Germany | Managing Directors: Jonathan M. Pratt, Roland Sackers, Antonio M. Santos Commercial Register Düsseldorf (HRB 45822) | USt-IDNr./VAT no.: DE121386819	2/5

in QIAGEN’s most recent Annual Report on Form 20-F. For further information, please refer to QIAGEN’s filings with the U.S. Securities and Exchange Commission (the “SEC”).

The forward-looking statements in this communication also include statements relating to the tender offer. Additional important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include risks and uncertainties relating to: the proposed transaction not being timely completed, if completed at all; uncertainties as to the number of QIAGEN ordinary shares that will be tendered in the tender offer; the possibility that competing offers will be made; the possibility that the conditions to the tender offer may not be satisfied or waived; the occurrence of any event, change or other circumstance that could give rise to the termination of the business combination agreement; the completion of the post-closing measures and implementation of the financing arrangements contemplated in connection with the tender offer; the receipt of, and any conditions associated with, any exemptive or other relief requested from the SEC in connection with the tender offer; regulatory approvals required for the transaction not being timely obtained, if obtained at all, or being obtained subject to conditions; prior to the completion of the transaction, QIAGEN’s business experiencing disruptions due to transaction-related uncertainty or other factors making it more difficult to maintain relationships with employees, customers, licensees, other business partners or governmental entities; difficulty retaining key employees; and the outcome of any legal proceedings related to the proposed transaction. The forward-looking statements contained in this communication speak only as of the date of this communication. Neither the Bidder, EQT Private Equity nor QIAGEN undertakes any obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by applicable law.

Additional Information and Where to Find it

The tender offer referenced herein has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any ordinary shares of QIAGEN or any other securities, nor is it a substitute for the tender offer materials that the Bidder will file with the SEC and publish in Germany. The terms and conditions of the tender offer will be published in, and the offer to purchase ordinary shares of QIAGEN will be made only pursuant to, the Offer Document and related offer materials prepared by the Bidder and as approved by the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht, “BaFin”). Once the necessary permission from BaFin has been obtained, the Offer Document and related offer materials will be published in Germany and also filed with the SEC in a tender offer statement on Schedule TO at the time the tender offer is commenced. QIAGEN intends to file a solicitation / recommendation statement on Schedule 14D-9 with the SEC with respect to the tender offer; in addition, QIAGEN will publish a document combining the recommendation statement pursuant to Section 27 of the German Securities Acquisition and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz - “WpÜG”) and the position statement pursuant to Section 18 and Annex G of the Dutch Decree on public offers (Besluit openbare biedingen Wft). The Offer Document for the tender offer (in German and in English) containing the detailed terms and conditions of, and other information relating to, the tender offer will, among other things, be published on the internet at www.eqt-offer.com.

Acceptance of the tender offer by shareholders that are resident outside Germany and outside of the United States may be subject to further legal requirements and/or restrictions. With respect to the acceptance of the tender offer outside Germany and

QIAGEN GmbH | QIAGEN Str. 1 | 40724 Hilden | Germany | Managing Directors: Jonathan M. Pratt, Roland Sackers, Antonio M. Santos Commercial Register Düsseldorf (HRB 45822) | USt-IDNr./VAT no.: DE121386819	3/5

outside of the United States, no responsibility is assumed for the compliance with such legal requirements applicable in the respective jurisdiction.

THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION / RECOMMENDATION STATEMENT ON SCHEDULE 14D-9, AS THEY MAY BE AMENDED FROM TIME TO TIME, AS WELL AS QIAGEN’S RECOMMENDATION STATEMENT PURSUANT TO SECTION 27 WPÜG AND POSITION STATEMENT PURSUANT TO SECTION 18 AND ANNEX G OF THE DUTCH DECREE ON PUBLIC OFFERS (Besluit openbare biedingen Wft) WILL CONTAIN IMPORTANT INFORMATION. INVESTORS AND SHAREHOLDERS OF QIAGEN ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY, AND NOT THIS DOCUMENT, WILL GOVERN THE TERMS AND CONDITIONS OF THE TENDER OFFER, AND BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT SUCH PERSONS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR ORDINARY SHARES.

The tender offer materials, including the offer to purchase and the related letter of transmittal and certain other tender offer documents, and the solicitation/recommendation statement on Schedule 14D-9 (when they become available) and other documents filed with the SEC by the Bidder or QIAGEN, may be obtained free of charge at the SEC’s website at www.sec.gov or at the Bidder’s website at www.eqt-offer.com. In addition, the Bidder’s tender offer statement and other documents it will file with the SEC will be available at www.eqt-offer.com. Furthermore, copies of the Offer Document will also be available free of charge by contacting the information agent to be identified in the Offer Document.

Governing Law

The tender offer will be made and implemented under the laws of the Federal Republic of Germany, in particular the WpÜG, certain applicable provisions of the laws of the Netherlands and certain applicable provisions of the securities laws of the United States of America. Any agreement that is entered into as a result of accepting the tender offer will be exclusively governed by the laws of the Federal Republic of Germany and is to be interpreted in accordance with such laws.

Acquisition of Shares Outside the Tender Offer

Each of EQT Private Equity and the Bidder reserves the right, within the limits of applicable law and subject to any exemptive relief from the SEC, to directly or indirectly acquire shares in QIAGEN outside of the tender offer, whether on or off the stock exchange. Any such purchases or arrangements will be made outside the United States and in compliance with applicable law and subject to any exemptive relief from the SEC. To the extent such acquisitions occur, information about them, including the number of, and the price for, the acquired shares in QIAGEN will be published without undue delay, if and to the extent required under the applicable statutory provisions.

Information in respect of EQT XI

Any information in respect of the EQT XI fund (“EQT XI”) contained herein does not constitute an offer to sell, nor a solicitation of an offer to buy, any security, and may not be used or relied upon in connection with any offer or solicitation of EQT XI. Any offer or solicitation in respect of EQT XI will be made only through a confidential private placement

QIAGEN GmbH | QIAGEN Str. 1 | 40724 Hilden | Germany | Managing Directors: Jonathan M. Pratt, Roland Sackers, Antonio M. Santos Commercial Register Düsseldorf (HRB 45822) | USt-IDNr./VAT no.: DE121386819	4/5

memorandum and related documents which will be furnished to qualified investors on a confidential basis in accordance with applicable laws and regulations. Any securities of EQT XI referred to herein have not been and will not be registered under the Securities Act and may not be offered or sold without registration thereunder or pursuant to an available exemption therefrom. Any offering of securities of EQT XI to be made in the United States would have to be made by means of an offering document that would be obtainable from the issuer or its agents and would contain detailed information about the issuer of the securities and its management, as well as financial information. Any EQT XI securities may not be offered or sold in the United States absent registration or an exemption from registration.

QIAGEN GmbH | QIAGEN Str. 1 | 40724 Hilden | Germany | Managing Directors: Jonathan M. Pratt, Roland Sackers, Antonio M. Santos Commercial Register Düsseldorf (HRB 45822) | USt-IDNr./VAT no.: DE121386819	5/5